Exhibit 99.1

Press Release	Source: MobilePro Corp.

MobilePro Extends CEO Jay Wright's Contract Through 2007
Thursday June 16, 11:32 am ET

BETHESDA, Md., June 16 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today that Jay Wright has signed an extension to his employment agreement to remain as the company's chief executive officer through 2007. The contract restructures Wright's bonus compensation, which will be tied to profit and revenue growth and an exchange listing and a certain portion of which will be subject to compensation committee discretion.

(Logo: http://www.newscom.com/cgi-bin/prnh/20040414/FLWLOGOLOGO )

Don Sledge, chairman of MobilePro's compensation committee, said, "MobilePro has grown tremendously since Jay was appointed CEO 18 months ago. We have acquired numerous profitable broadband telecommunications companies while increasing shareholder value substantially. Jay has been integral to MobilePro's rise as a leading wireless technology and broadband telecommunications company. We are pleased to extend his contract."

Wright said, "We have accomplished much in the past 18 months, including building our board and management team, strengthening our balance sheet, growing our revenue, becoming cash flow positive and refining our focus. I look forward to working with the board and our management team over the next two-and-a-half years to fulfill our vision of building MobilePro into a profitable, billion-dollar-plus telecommunications services company with a leadership position in the wireless industry. Done properly, this should translate into even greater shareholder value."

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, Md. The company is focused on creating shareholder value by developing and deploying wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found at http://www.hawkassociates.com/mobilepro/profile.htm .

For more information, contact MobilePro CEO Jay Wright at (301) 315-9040 or by e-mail at jwright22@closecall.com . For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com . Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com . An online investor relations kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com .

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company's Form 10-K for the fiscal year ended March 31, 2004 and its Form 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.

Source: MobilePro Corp.